Exhibit 12.1

                         ARIZONA PUBLIC SERVICE COMPANY
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                                                  Twelve Months Ended
                                       --------------------------------------------------------------------------
                                                                      December 31
                                       --------------------------------------------------------------------------
                                         2000         1999         1998         1997         1996         1995
                                       ---------    ---------    ---------    ---------    ---------    ---------
Earnings:
  Net Income .......................   $ 306,594    $ 268,322    $ 255,247    $ 251,493    $ 243,471    $ 239,570
  Income taxes (1) .................     225,317      159,488      159,456      153,324      132,961      141,267
  Fixed Charges ....................     184,173      184,327      188,568      195,055      203,855      214,768
                                       ---------    ---------    ---------    ---------    ---------    ---------
    Total ..........................     716,084      612,137    $ 603,271    $ 599,872    $ 580,287    $ 595,605
                                       =========    =========    =========    =========    =========    =========

Fixed Charges:
  Interest expense .................     141,886      140,948    $ 144,695    $ 150,335    $ 158,287    $ 168,175
  Amortization of debt discount,
    premium and expense ............       6,897        7,323        7,580        7,791        8,176        8,622
  Estimated interest portion of
    annual rents (2) ...............      35,390       36,056       36,293       36,929       37,392       37,971
                                       ---------    ---------    ---------    ---------    ---------    ---------
    Total ..........................     184,173      184,327    $ 188,568    $ 195,055    $ 203,855    $ 214,768
                                       =========    =========    =========    =========    =========    =========

Ratio of Earnings to Fixed Charges
  (rounded down) ...................        3.88         3.32         3.19         3.07         2.84         2.77
                                       =========    =========    =========    =========    =========    =========

(1) Income Taxes:
    Charged to operations ..........     229,542      192,015    $ 192,207    $ 184,737    $ 178,513    $ 178,865
    Charged (credited) to other
      accounts .....................      (4,225)     (32,527)     (32,751)     (31,413)     (45,552)     (37,598)
                                       ---------    ---------    ---------    ---------    ---------    ---------
      Total ........................     225,317      159,488    $ 159,456    $ 153,324    $ 132,961    $ 141,267
                                       =========    =========    =========    =========    =========    =========

(2) Estimated interest portion of
    Unit 2 lease payments included
    in estimated interest portion of
    annual rentals .................   $  33,411    $  33,878    $  34,315    $  34,720    $  35,083    $  35,422
                                       =========    =========    =========    =========    =========    =========
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